Exhibit 99.1

For Immediate Release | October 23, 2025 | Chico, California

TriCo Bancshares reports third quarter 2025 net income of $34.0 million, diluted EPS of $1.04

3Q25 Financial Highlights
•Net income was $34.0 million or $1.04 per diluted share as compared to $27.5 million or $0.84 per diluted share in the trailing quarter, and an increase of $5.0 million or 17.1% from the third quarter of 2024
•Net interest income (FTE) was $89.8 million, an increase of $3.0 million or 3.51% over the trailing quarter; net interest margin (FTE) was 3.92% in the recent quarter, an increase of 4 basis points over 3.88% in the trailing quarter
•Loan balances increased $47.8 million or 2.7% (annualized) from the trailing quarter and increased $322.9 million or 4.8% from the same quarter of the prior year
•Deposit balances decreased $41.3 million or 2.0% (annualized) from the trailing quarter and increased $297.4 million or 3.7% from the same quarter of the prior year
•Average yield on earning assets was 5.25%, an increase of 4 basis points over the 5.21% in the trailing quarter; average yield on loans was 5.75%, a decrease of 1 basis points over the 5.76% in the trailing quarter
•Non-interest bearing deposits averaged 30.5% of total deposits during the quarter
•The average cost of total deposits was 1.39%, an increase of 2 basis points as compared to 1.37% in the trailing quarter, and a decrease of 13 basis points from 1.52% in the same quarter of the prior year

Executive Commentary:

“We continue to see positive trends in a number of measures that will benefit the Company in future periods, which, as demonstrated in the current quarter, led to both positive operating leverage and growth in return on equity. While we anticipate crossing the $10 billion threshold in 2026, our ability to execute on our long-term strategies remain our primary focus,” said Rick Smith, Chairman and CEO.

Peter Wiese, EVP and CFO added, “Loan production and origination activities continue to increase while balance sheet repricing remains ahead of expectations. The migration towards a steepening yield curve will likely contribute positively to net interest income expansion while management remains diligent about controlling expenses despite the persistence of an inflationary environment.”

Selected Financial Highlights
•For the quarter ended September 30, 2025, the Company’s return on average assets was 1.36%, while the return on average equity was 10.47%; for the trailing quarter ended June 30, 2025, the Company’s return on average assets was 1.13%, while the return on average equity was 8.68%
•Diluted earnings per share were $1.04 for the third quarter of 2025, compared to $0.84 for the trailing quarter and $0.88 during the third quarter of 2024
•The loan to deposit ratio was 84.07% as of September 30, 2025, as compared to 83.08% for the trailing quarter end. Management's ability to maintain this ratio proximate to 85.0% will drive growth in revenue and earnings, as demonstrated in the current period
•The efficiency ratio was 56.18% for the quarter ended September 30, 2025, as compared to 59.00% for the trailing quarter
•The provision for credit losses was $0.7 million during the quarter ended September 30, 2025, as compared to $4.7 million during the trailing quarter end
•The allowance for credit losses (ACL) to total loans was 1.78% as of September 30, 2025, compared to 1.79% as of the trailing quarter end, and 1.85% as of September 30, 2024. Non-performing assets to total assets were 0.72% on September 30, 2025, as compared to 0.68% as of June 30, 2025, and 0.45% at September 30, 2024. At September 30, 2025, the ACL represented 190% of non-performing loans

The financial results reported in this document are preliminary and unaudited. Final financial results and other disclosures will be reported on Form 10-Q for the period ended September 30, 2025, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Operating Results and Performance Ratios

	Three months ended
	September 30, 2025	June 30, 2025
(dollars and shares in thousands, except per share data)			$ Change	% Change
Net interest income	$89,555	$86,519	$3,036	3.5%
Provision for credit losses	(670)	(4,665)	3,995	(85.6)%
Noninterest income	18,007	17,090	917	5.4%
Noninterest expense	(60,424)	(61,131)	707	(1.2)%
Provision for income taxes	(12,449)	(10,271)	(2,178)	21.2%
Net income	$34,019	$27,542	$6,477	23.5%
Diluted earnings per share	$1.04	$0.84	$0.20	23.8%
Dividends per share	$0.36	$0.33	$0.03	9.1%
Average common shares	32,542	32,757	(215)	(0.7)%
Average diluted common shares	32,723	32,936	(213)	(0.6)%
Return on average total assets	1.36%	1.13%
Return on average equity	10.47%	8.68%
Efficiency ratio	56.18%	59.00%

	Three months ended September 30,
(dollars and shares in thousands, except per share data)	2025	2024	$ Change	% Change
Net interest income	$89,555	$82,611	$6,944	8.4%
Provision for credit losses	(670)	(220)	(450)	204.5%
Noninterest income	18,007	16,495	1,512	9.2%
Noninterest expense	(60,424)	(59,487)	(937)	1.6%
Provision for income taxes	(12,449)	(10,348)	(2,101)	20.3%
Net income	$34,019	$29,051	$4,968	17.1%
Diluted earnings per share	$1.04	$0.88	$0.16	18.2%
Dividends per share	$0.36	$0.33	$0.03	9.1%
Average common shares	32,542	32,993	(451)	(1.4)%
Average diluted common shares	32,723	33,137	(414)	(1.2)%
Return on average total assets	1.36%	1.20%
Return on average equity	10.47%	9.52%
Efficiency ratio	56.18%	60.02%

	Nine months ended September 30,
(dollars and shares in thousands)	2025	2024	$ Change	% Change
Net interest income	$258,616	$247,344	$11,272	4.6%
Provision for credit losses	(9,063)	(4,930)	(4,133)	83.8%
Noninterest income	51,170	48,132	3,038	6.3%
Noninterest expense	(181,140)	(174,330)	(6,810)	3.9%
Provision for income taxes	(31,659)	(30,382)	(1,277)	4.2%
Net income	$87,924	$85,834	$2,090	2.4%
Diluted earnings per share	$2.67	$2.58	$0.09	3.5%
Dividends per share	$1.02	$0.99	$0.03	3.0%
Average common shares	32,749	33,119	(370)	(1.1)%
Average diluted common shares	32,929	33,251	(322)	(1.0)%
Return on average total assets	1.20%	1.17%
Return on average equity	9.24%	9.67%
Efficiency ratio	58.47%	59.00%

Balance Sheet Data
Total loans outstanding were $7.0 billion as of September 30, 2025, an increase of $322.9 million or 4.8% over September 30, 2024, and an increase of $47.8 million or 2.7% annualized as compared to the trailing quarter ended June 30, 2025. Investments decreased by $80.8 million and $260.3 million for the three and twelve month periods ended September 30, 2025, respectively, and ended the quarter with a balance of $1.86 billion or 18.8% of total assets. Quarterly average earning assets to quarterly total average assets was 91.8% on September 30, 2025, compared to 92.0% at September 30, 2024. The loan-to-deposit ratio was 84.1% on September 30, 2025, as compared to 83.2% at September 30, 2024. The Company did not utilize brokered deposits during 2025 or 2024 and continues to rely on organic deposit customers to fund cash flow timing differences.
Total shareholders' equity increased by $37.5 million during the quarter ended September 30, 2025, as net income of $34.0 million and a $16.4 million decrease in accumulated other comprehensive losses were partially offset by $11.7 million in cash dividends on common stock and $2.3 million in share repurchase activity. As a result, the Company’s book value increased to $40.12 per share at September 30, 2025, compared to $38.92 at June 30, 2025. The Company’s tangible book value per share, a non-GAAP measure, calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that sum by total shares outstanding, was $30.61 per share at September 30, 2025, as compared to $29.40 at June 30, 2025. Changes in the fair value of available-for-sale investment securities, net of deferred taxes, continue to create moderate levels of volatility in tangible book value per share.

Trailing Quarter Balance Sheet Change
Ending balances	September 30, 2025	June 30, 2025		Annualized % Change
(dollars in thousands)			$ Change
Total assets	$9,878,836	$9,923,983	$(45,147)	(1.8)%
Total loans	7,006,824	6,958,993	47,831	2.7
Total investments	1,856,133	1,936,954	(80,821)	(16.7)
Total deposits	8,334,461	8,375,809	(41,348)	(2.0)
Total other borrowings	17,039	17,788	(749)	(16.8)
Loans outstanding increased by $47.8 million or 2.7% on an annualized basis during the quarter ended September 30, 2025. During the quarter, loan originations/draws totaled approximately $424.6 million while payoffs/repayments of loans totaled $377.1 million, which compares to originations/draws and payoffs/repayments during the trailing quarter ended of $457.7 million and $329.3 million, respectively. Origination volume was down relative to the robust prior quarter but remains in-line in with forecasted levels. As interest rates continue to contract from the highs experienced in early 2025, and the macro-economic outlook remains optimistic for borrowers following the passage of tax and spending legislation that is expected to promote continued economic expansion, in addition to progress made finalizing tariff policies with the United States' largest trade partners. The activity within loan payoffs/repayments, while elevated in the most recent quarter, remains spread amongst numerous borrowers, regions and loan types.
Investment security balances decreased $80.8 million or 16.7% on an annualized basis during the quarter as a result of net prepayments/maturities of $143.6 million, and sales of $28.5 million, partially offset by net increases in the market value of securities of $12.8 million and purchases of $73.4 million. Investment security purchases were comprised of fixed rate agency mortgage-backed securities, non-agency collateralized mortgage securities and collateralized loan obligations. While management intends to primarily utilize cash flows from the investment security portfolio and organic deposit growth to support loan growth, excess liquidity will be utilized for purchases of investment securities to support net interest income growth and net interest margin expansion.
Deposit balances decreased by $41.3 million or 2.0% annualized during the period due to declines in primarily savings deposit account balances.

Average Trailing Quarter Balance Sheet Change
Quarterly average balances for the period ended	September 30, 2025	June 30, 2025		Annualized % Change
(dollars in thousands)			$ Change
Total assets	$9,900,675	$9,778,834	$121,841	5.0%
Total loans	6,971,860	6,878,186	93,674	5.4
Total investments	1,869,394	1,951,390	(81,996)	(16.8)
Total deposits	8,361,600	8,222,982	138,618	6.7
Total other borrowings	17,495	22,707	(5,212)	(91.8)

Year Over Year Balance Sheet Change
Ending balances	As of September 30,			% Change
(dollars in thousands)	2025	2024	$ Change
Total assets	$9,878,836	$9,823,890	$54,946	0.6%
Total loans	7,006,824	6,683,891	322,933	4.8
Total investments	1,856,133	2,116,469	(260,336)	(12.3)
Total deposits	8,334,461	8,037,091	297,370	3.7
Total other borrowings	17,039	266,767	(249,728)	(93.6)

Net Interest Income and Net Interest Margin
The Company's yield on loans for the third quarter was 5.75%, a decrease of 1 basis point from 5.76% as of the trailing quarter end and a decrease of 8 basis points as compared to 5.83% for the period ended September 30, 2024. The tax equivalent yield on the Company's investment security portfolio was 3.49% for the quarter ended September 30, 2025, an increase of 19 basis points from the trailing quarter end of 3.30% and an increase of 3 basis points from the 3.46% earned during the three months ended September 30, 2024. As compared to the trailing quarter, costs on interest-bearing deposits increased by 2 basis points and interest-bearing liabilities were unchanged. The cost of total interest-bearing deposits decreased by 24 basis points, while the costs of total interest-bearing liabilities decreased by 35 basis points, respectively, between the three-month periods ended September 30, 2025 and 2024, respectively.
The FOMC cut short-term interest rates during the current quarter by 25 basis points, the first change in 2025 following 100 basis points in cuts during the fourth quarter in 2024. The fully tax-equivalent net interest income and net interest margin was $89.8 million and 3.92%, respectively, for the quarter ended September 30, 2025, and was $86.8 million and 3.88%, respectively, for the quarter ended June 30, 2025. More specifically, the net interest rate spread improved by 4 basis points to 3.20% for the quarter ended September 30, 2025, as compared to the trailing quarter, while the net interest margin similarly increased by 4 basis points to 3.92% over the same period.
The Company continues to manage its cost of deposits through the use of various pricing and product mix strategies. As of September 30, 2025, June 30, 2025, and September 30, 2024, deposits priced utilizing these customized strategies totaled $1.0 billion, $1.0 billion, and $1.4 billion and carried weighted average rates of 3.33%, 3.38% and 3.80%, respectively.

	Three months ended
	September 30, 2025	June 30, 2025
(dollars in thousands)			Change	% Change
Interest income	$119,987	$116,361	$3,626	3.1%
Interest expense	(30,432)	(29,842)	(590)	2.0%
Fully tax-equivalent adjustment (FTE) (1)	262	264	(2)	(0.8)%
Net interest income (FTE)	$89,817	$86,783	$3,034	3.5%
Net interest margin (FTE)	3.92%	3.88%

Acquired loans discount accretion, net:
Amount (included in interest income)	$996	$1,247	$(251)	(20.1)%
Net interest margin less effect of acquired loan discount accretion(1)	3.88%	3.82%	0.06%

	Three months ended September 30,
(dollars in thousands)	2025	2024	Change	% Change
Interest income	$119,987	$117,347	$2,640	2.2%
Interest expense	(30,432)	(34,736)	4,304	(12.4)%
Fully tax-equivalent adjustment (FTE) (1)	262	269	(7)	(2.6)%
Net interest income (FTE)	$89,817	$82,880	$6,937	8.4%
Net interest margin (FTE)	3.92%	3.71%

Acquired loans discount accretion, net:
Amount (included in interest income)	$996	$1,018	$(22)	(2.2)%
Net interest margin less effect of acquired loan discount accretion(1)	3.88%	3.66%	0.22%

	Nine months ended September 30,
(dollars in thousands)	2025	2024	Change	% Change
Interest income	$350,425	$349,796	$629	0.2%
Interest expense	(91,809)	(102,452)	10,643	(10.4)%
Fully tax-equivalent adjustment (FTE) (1)	791	819	(28)	(3.4)%
Net interest income (FTE)	$259,407	$248,163	$11,244	4.5%
Net interest margin (FTE)	3.84%	3.69%

Acquired loans discount accretion, net:
Amount (included in interest income)	$4,238	$3,200	$1,038	32.4%
Net interest margin less effect of acquired loan discount accretion(1)	3.78%	3.64%	0.14%
(1)Certain information included herein is presented on a fully tax-equivalent (FTE) basis and / or to present additional financial details which may be desired by users of this financial information. The Company believes the use of these non-generally accepted accounting principles (non-GAAP) measures provide additional clarity in assessing its results, and the presentation of these measures are common and customary practice within the banking industry. See additional information related to non-GAAP measures at the back of this document.

Analysis Of Change in Net Interest Margin on Earning Assets

	Three months ended			Three months ended			Three months ended
	September 30, 2025			June 30, 2025			September 30, 2024
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans	$6,971,860	$101,004	5.75%	$6,878,186	$98,695	5.76%	$6,690,326	$98,085	5.83%
Investments-taxable	1,737,273	15,321	3.50%	1,818,814	14,921	3.29%	1,972,859	17,188	3.47%
Investments-nontaxable (1)	132,121	1,134	3.41%	132,576	1,143	3.46%	135,500	1,166	3.42%
Total investments	1,869,394	16,455	3.49%	1,951,390	16,064	3.30%	2,108,359	18,354	3.46%
Cash at Fed Reserve and other banks	249,646	2,790	4.43%	144,383	1,866	5.18%	93,538	1,177	5.01%
Total earning assets	9,090,900	120,249	5.25%	8,973,959	116,625	5.21%	8,892,223	117,616	5.26%
Other assets, net	809,775			804,875			774,756
Total assets	$9,900,675			$9,778,834			$9,666,979
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,850,733	$6,649	1.43%	$1,804,856	$6,076	1.35%	$1,736,442	$6,132	1.40%
Savings deposits	2,855,750	12,965	1.80%	2,799,470	12,246	1.75%	2,686,303	13,202	1.96%
Time deposits	1,107,646	9,587	3.43%	1,102,025	9,716	3.54%	1,055,612	11,354	4.28%
Total interest-bearing deposits	5,814,129	29,201	1.99%	5,706,351	28,038	1.97%	5,478,357	30,688	2.23%
Other borrowings	17,495	3	0.07%	22,707	92	1.63%	175,268	2,144	4.87%
Junior subordinated debt	71,477	1,228	6.82%	101,236	1,712	6.78%	101,150	1,904	7.49%
Total interest-bearing liabilities	5,903,101	30,432	2.05%	5,830,294	29,842	2.05%	5,754,775	34,736	2.40%
Noninterest-bearing deposits	2,547,471			2,516,631			2,542,579
Other liabilities	160,568			158,817			155,115
Shareholders’ equity	1,289,535			1,273,092			1,214,510
Total liabilities and shareholders’ equity	$9,900,675			$9,778,834			$9,666,979
Net interest rate spread (1) (2)			3.20%			3.16%			2.86%
Net interest income and margin (1) (3)		$89,817	3.92%		$86,783	3.88%		$82,880	3.71%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.
Net interest income (FTE) during the three months ended September 30, 2025, increased $3.0 million or 3.5% to $89.8 million compared to $86.8 million during the three months ended June 30, 2025. Net interest margin totaled 3.92% for the three months ended September 30, 2025, an increase of 4 basis points from the trailing quarter. The increase in net interest income is primarily attributed to a $3.6 million improvement in interest income on earning assets, led by elevated loan income totaling $2.3 million, primarily related to the benefit from new originations and fee income from increased refinance activity. The net interest margin was further enhanced by reductions in interest expense on junior subordinated debt of $0.7 million as compared to the trailing quarter, resulting from the early extinguishment of subordinated debt with a face value of $57.7 million, a recorded book value of $59.9 million, and a weighted average rate of approximately 6.54% during the period of repayment. As a partial offset to the improvement noted above, there was an increase of $1.2 million in deposit interest expense, primarily attributed to the growth in deposit relationships with businesses and large retail average account balances.

As compared to the same quarter in the prior year, average loan yields decreased 8 basis points from 5.83% during the three months ended September 30, 2024, to 5.75% during the three months ended September 30, 2025. The accretion of discounts from acquired loans added 6 basis points and 6 basis points to loan yields during the quarters ended September 30, 2025 and September 30, 2024, respectively. The cost of interest-bearing deposits decreased by 24 basis points between the quarter ended September 30, 2025, and the same quarter of the prior year. In addition, the average balance of noninterest-bearing deposits increased by $4.9 million from the three-month average for the period ended September 30, 2024.

For the quarter ended September 30, 2025, the ratio of average total noninterest-bearing deposits to total average deposits was 30.5%, as compared to 30.6% and 31.7% for the quarters ended June 30, 2025 and September 30, 2024, respectively.

	Nine months ended September 30, 2025			Nine months ended September 30, 2024
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans	$6,876,128	$295,077	5.74%	$6,755,916	$292,799	5.79%
Investments-taxable	1,812,965	45,994	3.39%	2,034,336	52,021	3.42%
Investments-nontaxable (1)	132,690	3,426	3.45%	137,515	3,548	3.45%
Total investments	1,945,655	49,420	3.40%	2,171,851	55,569	3.42%
Cash at Fed Reserve and other banks	200,364	6,719	4.48%	58,792	2,247	5.11%
Total earning assets	9,022,147	351,216	5.20%	8,986,559	350,615	5.21%
Other assets, net	807,433			781,406
Total assets	$9,829,580			$9,767,965
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,828,709	$18,946	1.39%	$1,738,876	$17,294	1.33%
Savings deposits	2,795,620	37,409	1.79%	2,670,555	36,362	1.82%
Time deposits	1,110,123	29,749	3.58%	961,577	29,582	4.11%
Total interest-bearing deposits	5,734,452	86,104	2.01%	5,371,008	83,238	2.07%
Other borrowings	42,959	1,064	3.31%	361,175	13,640	5.04%
Junior subordinated debt	91,196	4,641	6.80%	101,128	5,574	7.36%
Total interest-bearing liabilities	5,868,607	91,809	2.09%	5,833,311	102,452	2.35%
Noninterest-bearing deposits	2,526,280			2,584,705
Other liabilities	163,015			163,704
Shareholders’ equity	1,271,678			1,186,245
Total liabilities and shareholders’ equity	$9,829,580			$9,767,965
Net interest rate spread (1) (2)			3.11%			2.86%
Net interest income and margin (1) (3)		$259,407	3.84%		$248,163	3.69%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.

Interest Rates and Earning Asset Composition

As of September 30, 2025, the Company's loan portfolio consisted of approximately $7.0 billion in outstanding principal with a weighted average coupon rate of 5.58%. During the three-month periods ending September 30, 2025, June 30, 2025, and September 30, 2024, the weighted average coupon on loan production in the quarter was 6.71%, 6.87% and 7.63%, respectively. Included in the September 30, 2025 total loans balance are adjustable rate loans totaling $4.6 billion, of which $1.0 billion are considered floating based on the Wall Street Prime index. In addition, the Company holds certain investment securities with fair values totaling $297.8 million which are subject to repricing on not less than a quarterly basis.

Asset Quality and Credit Loss Provisioning
During the three months ended September 30, 2025, the Company recorded a provision for credit losses of $0.7 million, as compared to $4.7 million during the trailing quarter, and $0.2 million during the third quarter of 2024.

	Three months ended			Nine months ended
(dollars in thousands)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Addition to allowance for credit losses	$730	$4,525	$320	$7,918	$4,670
(Reduction) addition to reserve for unfunded loan commitments	(60)	140	(100)	1,145	260
Total provision for credit losses	$670	$4,665	$220	$9,063	$4,930

	Three Months Ended September 30,		Nine months ended September 30,
(dollars in thousands)	2025	2024	2025	2024
Balance, beginning of period	$124,455	$123,517	$125,366	$121,522
Provision for credit losses	730	320	7,918	4,670
Loans charged-off	(737)	(444)	(9,706)	(3,329)
Recoveries of previously charged-off loans	123	367	993	897
Balance, end of period	$124,571	$123,760	$124,571	$123,760
The allowance for credit losses (ACL) was $124.6 million or 1.78% of total loans as of September 30, 2025. The provision for credit losses on loans of $0.7 million recorded during the current quarter resulted largely from a need to replenish reserves following net charge-offs of $0.6 million during the quarter. Reserves on individually evaluated loans or loan relationships declined by $0.7 million during the period, while general reserve requirements grew by $0.8 million, resulting in a required net reserve increase of $0.1 million. The charge-offs incurred during the quarter ended September 30, 2025, were primarily related to non-performing relationships which had been fully reserved for by Management on an individual basis in previous quarters.
The $0.7 million decrease in individually evaluated reserves was largely attributed to the pay-down of loan balances and/or obtaining additional collateral from the largely cooperative borrowers. Observable market valuations associated with agricultural real estate remain consistent as compared to the trailing quarter, while the stable water supply and improving commodity prices for the crops associated with collateral for these loans are reflected by improving cash flows. Management believes the provisioning for these individually analyzed relationships is sufficient relative to expected future losses, if any.
The $0.8 million recorded for general reserves is primarily attributed to net loan growth for the quarter of approximately $47.8 million. Additionally, Management notes that economic indicators through the end of the current quarter, as well as actual and forecasted trends including, but not limited to, unemployment, gross domestic product, and corporate borrowing rates continued to evidence stability and were supportive of general economic expansion, and generally consistent with the trailing period ended June 30, 2025, which is aligned with the Company's direct experiences with borrowers. Steepening of the yield curve or actions by the Federal Reserve to further cut rates during 2025 and beyond may help further improve this outlook overall, but the uncertainty associated with the extent and timing of these potential reductions has inhibited a material change to monetary policy assumptions. Furthermore, political policy risks both domestic and international are elevated, which may lead to further negative effects on domestic economic outcomes. The uncertainties related to the nature, duration and potential economic impact of proposed tariffs, while modestly improved since the period ended June 30, 2025, continue to present challenges in correlating potential improvement of credit risks within the Company's loan portfolio. Therefore, in conjunction with most economists' belief that tariffs may have a generally unfavorable impact on the economy as a whole, management continues to believe that certain credit weaknesses are present in the overall economy and that it is appropriate to maintain a reserve level that incorporates such risk factors.

(dollars in thousands)	As of September 30, 2025	% of Loans Outstanding	As of June 30, 2025	% of Loans Outstanding	As of September 30, 2024	% of Loans Outstanding
Risk Rating:
Pass	$6,785,679	96.8%	$6,751,005	97.0%	$6,461,451	96.6%
Special Mention	89,352	1.3%	73,215	1.1%	104,759	1.6%
Substandard	131,793	1.9%	134,773	1.9%	117,681	1.8%
Total	$7,006,824	100.0%	$6,958,993	100.0%	$6,683,891	100.0%

Classified loans to total loans	1.88%		1.94%		1.76%
Loans past due 30+ days to total loans	0.65%		0.62%		0.57%
ACL to non-performing loans	189.76%		192.11%		297.24%

The ratio of classified loans to total loans of 1.88% as of September 30, 2025, was down 6 basis points from June 30, 2025, and increased 12 basis points from the comparative quarter ended 2024. The change in classified loans outstanding as compared to the trailing quarter represented a decrease of $3.0 million.
Loans past due 30 days or more increased by $2.7 million during the quarter ended September 30, 2025, to $45.7 million, as compared to $43.0 million at June 30, 2025. The majority of loans identified as past due are well-secured by collateral, and approximately $28.1 million are less than 90 days delinquent.
Non-performing loans increased by $0.8 million during the quarter ended September 30, 2025 to $65.6 million as compared to $64.8 million at June 30, 2025. The credit and collateral profiles of non-performing loans remain generally consistent with the trailing quarter. As noted previously, management continues to proactively work with these borrowers to identify actionable and appropriate resolution strategies which are customary for the industries. We anticipate that these proactive strategies within agriculture commercial real estate loans will further benefit from the continued improvement in agricultural commodity prices, stable water supply, and growing crop demand. Of the $65.6 million loans designated as non-performing as of September 30, 2025, approximately $30.3 million are current or less than 30 days past due with respect to payments required under their existing loan agreements.
Management continues to proactively assess the repayment capacity of borrowers that will be subject to rate resets in the near term. To date this analysis as well as management's observations of loans that have experienced a rate reset, have resulted in an insignificant need to provide concessions to borrowers.
As of September 30, 2025, other real estate owned consisted of 10 properties with a carrying value of approximately $5.4 million, as compared to 9 properties with a carrying value of $2.7 million at June 30, 2025. Non-performing assets of $71.1 million at September 30, 2025, represented 0.72% of total assets, a change from $67.5 million or 0.68% and $44.4 million or 0.45% as of June 30, 2025 and September 30, 2024, respectively.
Allocation of Credit Loss Reserves by Loan Type

	As of September 30, 2025		As of June 30, 2025		As of September 30, 2024
(dollars in thousands)	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding
Commercial real estate:
CRE - Non-Owner Occupied	$41,180	1.68%	$40,921	1.68%	$36,206	1.61%
CRE - Owner Occupied	11,929	1.15%	11,578	1.16%	15,382	1.62%
Multifamily	15,706	1.50%	15,097	1.47%	15,735	1.54%
Farmland	6,202	2.40%	6,888	2.60%	4,016	1.50%
Total commercial real estate loans	75,017	1.57%	74,484	1.57%	71,339	1.59%
Consumer:
SFR 1-4 1st Liens	11,022	1.30%	11,135	1.31%	14,366	1.66%
SFR HELOCs and Junior Liens	12,362	3.07%	12,021	3.08%	10,185	2.87%
Other	2,364	5.48%	2,162	4.49%	2,953	4.70%
Total consumer loans	25,748	1.99%	25,318	1.96%	27,504	2.14%

Commercial and Industrial	9,090	2.01%	10,024	2.14%	14,453	2.98%
Construction	10,792	3.61%	10,995	3.61%	7,119	2.58%
Agricultural Production	3,901	2.40%	3,609	2.24%	3,312	2.30%
Leases	23	0.44%	25	0.44%	33	0.44%
Allowance for credit losses	124,571	1.78%	124,455	1.79%	123,760	1.85%
Reserve for unfunded loan commitments	7,145		7,205		6,110
Total allowance for credit losses	$131,716	1.88%	$131,660	1.89%	$129,870	1.92%

In addition to the allowance for credit losses above, the Company has acquired various performing loans whose fair value as of the acquisition date was determined to be less than the principal balance owed on those loans. This difference represents the collective discount of credit, interest rate and liquidity measurements, which are expected to be amortized over the life of the loans. As of September 30, 2025, the unamortized discount associated with acquired loans totaled $16.1 million, which, when combined with the total allowance for credit losses above, represents 2.11% of total loans.

Non-interest Income

	Three months ended
(dollars in thousands)	September 30, 2025	June 30, 2025	Change	% Change
ATM and interchange fees	$6,493	$6,590	$(97)	(1.5)%
Service charges on deposit accounts	5,448	5,189	259	5.0%
Other service fees	1,485	1,485	—	—%
Mortgage banking service fees	430	438	(8)	(1.8)%
Change in value of mortgage servicing rights	(105)	(52)	(53)	(101.9)%
Total service charges and fees	13,751	13,650	101	0.7%
Increase in cash value of life insurance	871	842	29	3.4%
Asset management and commission income	1,932	1,635	297	18.2%
Gain on sale of loans	327	503	(176)	(35.0)%
Lease brokerage income	82	50	32	64.0%
Sale of customer checks	311	318	(7)	(2.2)%
(Loss) gain on sale of investment securities	(2,124)	4	(2,128)	(53,200.0)%
(Loss) gain on marketable equity securities	26	8	18	225.0%
Other income	2,831	80	2,751	3,438.8%
Total other non-interest income	4,256	3,440	816	23.7%
Total non-interest income	$18,007	$17,090	$917	5.4%
Total non-interest income increased $0.9 million or 5.4% to $18.0 million during the three months ended September 30, 2025, compared to $17.1 million during the quarter ended June 30, 2025. During the quarter, the Company realized a gain of approximately $2.5 million related to the early retirement of $59.9 million in subordinated debt, recorded within other income. As a partial offset, the Company incurred losses on the sale of investment securities totaling approximately $2.1 million, resulting in proceeds of $28.5 million.

	Three months ended September 30,
(dollars in thousands)	2025	2024	Change	% Change
ATM and interchange fees	$6,493	$6,472	$21	0.3%
Service charges on deposit accounts	5,448	4,979	469	9.4%
Other service fees	1,485	1,224	261	21.3%
Mortgage banking service fees	430	439	(9)	(2.1)%
Change in value of mortgage servicing rights	(105)	(332)	227	68.4%
Total service charges and fees	13,751	12,782	969	7.6%
Increase in cash value of life insurance	871	786	85	10.8%
Asset management and commission income	1,932	1,502	430	28.6%
Gain on sale of loans	327	549	(222)	(40.4)%
Lease brokerage income	82	62	20	32.3%
Sale of customer checks	311	303	8	2.6%
(Loss) gain on sale or exchange of investment securities	(2,124)	2	(2,126)	(106,300.0)%
(Loss) gain on marketable equity securities	26	356	(330)	(92.7)%
Other income	2,831	153	2,678	1,750.3%
Total other non-interest income	4,256	3,713	543	14.6%
Total non-interest income	$18,007	$16,495	$1,512	9.2%
Non-interest income increased $1.5 million or 9.2% to $18.0 million during the three months ended September 30, 2025, compared to $16.5 million during the comparative quarter ended September 30, 2024. Growth in deposit related transactional activities during the quarter contributed to the elevated service fees, which increased by a combined $0.7 million as compared to the trailing 9-month period. Further, elevated activity and volume of assets under management drove an increase of $0.4 million or 28.6% in asset management and commission income for the period ended September 30, 2025, as compared to the same period in 2024. All remaining notable changes in non-interest income during the current quarter are described above.

	Nine months ended September 30,
(dollars in thousands)	2025	2024	Change	% Change
ATM and interchange fees	$19,189	$19,013	$176	0.9%
Service charges on deposit accounts	15,551	14,489	1,062	7.3%
Other service fees	4,329	3,876	453	11.7%
Mortgage banking service fees	1,307	1,305	2	0.2%
Change in value of mortgage servicing rights	(297)	(468)	171	36.5%
Total service charges and fees	40,079	38,215	1,864	4.9%
Increase in cash value of life insurance	2,533	2,420	113	4.7%
Asset management and commission income	5,055	3,989	1,066	26.7%
Gain on sale of loans	1,174	1,198	(24)	(2.0)%
Lease brokerage income	198	377	(179)	(47.5)%
Sale of customer checks	974	916	58	6.3%
(Loss) gain on sale or exchange of investment securities	(3,266)	(43)	(3,223)	(7,495.3)%
(Loss) gain on marketable equity securities	73	207	(134)	(64.7)%
Other income	4,350	853	3,497	410.0%
Total other non-interest income	11,091	9,917	1,174	11.8%
Total non-interest income	$51,170	$48,132	$3,038	6.3%
Non-interest income increased $3.0 million or 6.3% to $51.2 million during the nine months ended September 30, 2025, compared to $48.1 million during the comparative nine months ended September 30, 2024. As noted above increased balances and transaction volume in both deposits and assets under management, service charges and customer fees are elevated in the 2025 period, along with asset management and commission income. Other income increased by $3.5 million due to $2.5 million gain on early extinguishment of subordinated debt mentioned above, in addition to $1.2 million gain on life insurance benefits during the first quarter. As a partial offset, the Company incurred losses on the sale of investment securities totaling approximately $3.2 million, resulting in proceeds of $58.5 million.

Non-interest Expense

	Three months ended
(dollars in thousands)	September 30, 2025	June 30, 2025	Change	% Change
Base salaries, net of deferred loan origination costs	$25,340	$25,757	$(417)	(1.6)%
Incentive compensation	5,351	5,223	128	2.5%
Benefits and other compensation costs	7,038	7,306	(268)	(3.7)%
Total salaries and benefits expense	37,729	38,286	(557)	(1.5)%
Occupancy	4,388	4,200	188	4.5%
Data processing and software	4,838	4,959	(121)	(2.4)%
Equipment	1,269	1,189	80	6.7%
Intangible amortization	482	483	(1)	(0.2)%
Advertising	647	808	(161)	(19.9)%
ATM and POS network charges	1,911	1,843	68	3.7%
Professional fees	1,842	1,667	175	10.5%
Telecommunications	503	513	(10)	(1.9)%
Regulatory assessments and insurance	1,282	1,297	(15)	(1.2)%
Postage	353	385	(32)	(8.3)%
Operational loss	544	270	274	101.5%
Courier service	577	544	33	6.1%
(Gain) loss on sale or acquisition of foreclosed assets	—	—	—	—%
(Gain) loss on disposal of fixed assets	21	5	16	320.0%
Other miscellaneous expense	4,038	4,682	(644)	(13.8)%
Total other non-interest expense	22,695	22,845	(150)	(0.7)%
Total non-interest expense	$60,424	$61,131	$(707)	(1.2)%
Average full-time equivalent staff	1,154	1,171	(17)	(1.5)%
Total non-interest expense for the quarter ended September 30, 2025, decreased $0.7 million or 1.2% to $60.4 million as compared to $61.1 million during the trailing quarter ended June 30, 2025. Total salaries and benefits expense, the largest non-interest expense component, decreased by $0.6 million or 1.5%, in line with the reduction in FTEs during the period. Other non-interest expenses realized a mix of broad based incremental improvements for the quarter ended September 30, 2025, resulting in a net decrease of $0.2 million.

	Three months ended September 30,
(dollars in thousands)	2025	2024	Change	% Change
Base salaries, net of deferred loan origination costs	$25,340	$24,407	$933	3.8%
Incentive compensation	5,351	4,361	990	22.7%
Benefits and other compensation costs	7,038	6,782	256	3.8%
Total salaries and benefits expense	37,729	35,550	2,179	6.1%
Occupancy	4,388	4,191	197	4.7%
Data processing and software	4,838	5,258	(420)	(8.0)%
Equipment	1,269	1,374	(105)	(7.6)%
Intangible amortization	482	1,030	(548)	(53.2)%
Advertising	647	1,152	(505)	(43.8)%
ATM and POS network charges	1,911	1,712	199	11.6%
Professional fees	1,842	1,893	(51)	(2.7)%
Telecommunications	503	507	(4)	(0.8)%
Regulatory assessments and insurance	1,282	1,256	26	2.1%
Postage	353	335	18	5.4%
Operational loss	544	603	(59)	(9.8)%
Courier service	577	542	35	6.5%
(Gain) loss on sale or acquisition of foreclosed assets	—	26	(26)	nm
(Gain) loss on disposal of fixed assets	21	6	15	250.0%
Other miscellaneous expense	4,038	4,052	(14)	(0.3)%
Total other non-interest expense	22,695	23,937	(1,242)	(5.2)%
Total non-interest expense	$60,424	$59,487	$937	1.6%
Average full-time equivalent staff	1,154	1,161	(7)	(0.6)%
Total non-interest expense increased $0.9 million or 1.6% to $60.4 million during the three months ended September 30, 2025, as compared to $59.5 million for the quarter ended September 30, 2024. Total salaries and benefits expense increased by $2.2 million or 6.1%, reflecting the increase of $0.9 million in salaries, largely the result of routine merit increases and more recently strategic hiring focused on loan and deposit production; incentive compensation costs also increased by $1.0 million, reflecting elevated levels of loan production and overall Bank performance during the third quarter of 2025, as compared to 2024. Other non-interest expense line items generally evidenced broad based incremental improvements for the quarter ended September 30, 2025, resulting in a net decrease of $1.2 million.

	Nine months ended September 30,
(dollars in thousands)	2025	2024	Change	% Change
Base salaries, net of deferred loan origination costs	$76,498	$72,279	$4,219	5.8%
Incentive compensation	14,612	12,329	2,283	18.5%
Benefits and other compensation costs	21,760	20,647	1,113	5.4%
Total salaries and benefits expense	112,870	105,255	7,615	7.2%
Occupancy	12,665	12,205	460	3.8%
Data processing and software	14,855	15,459	(604)	(3.9)%
Equipment	3,742	4,060	(318)	(7.8)%
Intangible amortization	1,479	3,090	(1,611)	(52.1)%
Advertising	2,659	2,733	(74)	(2.7)%
ATM and POS network charges	5,605	5,360	245	4.6%
Professional fees	5,027	5,047	(20)	(0.4)%
Telecommunications	1,504	1,576	(72)	(4.6)%
Regulatory assessments and insurance	3,862	3,651	211	5.8%
Postage	1,058	983	75	7.6%
Operational loss	1,238	1,199	39	3.3%
Courier service	1,609	1,581	28	1.8%
(Gain) loss on sale or acquisition of foreclosed assets	(3)	(12)	9	(75.0)%
(Gain) loss on disposal of fixed assets	111	12	99	825.0%
Other miscellaneous expense	12,859	12,131	728	6.0%
Total other non-interest expense	68,270	69,075	(805)	(1.2)%
Total non-interest expense	$181,140	$174,330	$6,810	3.9%
Average full-time equivalent staff	1,173	1,170	3	0.3%
Non-interest expense increased $6.8 million or 3.9% to $181.1 million during the nine months ended September 30, 2025, as compared to $174.3 million for the nine months ended September 30, 2024. The largest component was salaries and benefits expense which increased $7.6 million or 7.2% to $112.9 million, largely for the reasons mentioned above. Other non-interest expense line items evidenced broad based but incremental decreases, resulting in a net decrease of $0.8 million.

Provision for Income Taxes
The Company’s effective tax rate was 26.8% for the quarter ended September 30, 2025, as compared to 27.2% for the quarter ended June 30, 2025, and 26.3% for the quarter ended September 30, 2024. Differences between the Company's effective tax rate and applicable federal and state blended statutory rate of approximately 29.6% are due to the proportion of non-taxable revenues, non-deductible expenses, and benefits from tax credits as compared to the levels of pre-tax earnings.

Investor Contact
Peter G. Wiese, EVP & CFO, (530) 898-0300

About TriCo Bancshares
Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches and loan production offices in communities throughout California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATMs, online and mobile banking access. Brokerage services are provided by Tri Counties Advisors through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

Forward-Looking Statements
The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on us. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond our control. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: macroeconomic, geopolitical, and other challenges and uncertainties, including those related to actual or potential policies and actions from the new U.S. administration, such as tariffs, and reciprocal actions by other countries or regions, significant volatility and disruptions in financial markets, a resurgence of inflation, increases in unemployment rates, increases in interest rates and slowing economic growth or recession in the U.S. and other countries or regions; the impact of any future federal government shutdown and uncertainty regarding the federal government’s debt limit; the impact of changes in financial services industry policies, laws and regulations; regulatory restrictions or adverse regulatory findings affecting our ability to successfully market and price our products to consumers; adverse developments in the financial services industry generally such as bank failures and any related impact on depositor behavior or investor sentiment; the impacts of international hostilities, wars, terrorism or geopolitical events; risks related to the sufficiency of liquidity, including our ability to attract and maintain deposits; the risks related to the development, implementation, use and management of emerging technologies, including artificial intelligence and machine learning; extreme weather, natural disasters and other catastrophic events and their effects on our customers and the economic and business environments in which we operate; current and future economic and market conditions of the local economies in which we conduct operations; declines in housing and commercial real estate prices and changes in the financial performance and/or condition of our borrowers; the market value of our investment securities and possible other-than-temporary impairment of securities held by us due to changes in credit quality or rates; the availability of, and cost of, sources of funding and the demand for our products; the possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and capital; the costs or effects of mergers, acquisitions or dispositions we may make, as well as whether we are able to obtain any required governmental approvals in connection with any such activities, or identify and complete favorable transactions in the future, and/or realize the anticipated financial and business benefits; the volatility of the stock market and its impact on our stock price and our ability to conduct acquisitions; the regulatory and financial impacts associated with exceeding $10 billion in total assets; the ability to execute our business plan in new markets; our future operating or financial performance, including our outlook for future growth; changes in the level and direction of our nonperforming assets and charge-offs and the appropriateness of the allowance for credit losses; the effectiveness of us managing the mix of earning assets and in improving, resolving or liquidating lower-quality assets; changes in accounting standards and practices; changes in consumer spending, borrowing and savings habits; the effects of changes in the level or cost of checking or savings account deposits on our funding costs and net interest margin; increasing noninterest expense and its impact on our financial performance; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional competitors including retail businesses and technology companies; the challenges of attracting, integrating and retaining key employees; the impact of the 2023 cyber security ransomware incident, including the pending litigation, on our operations and reputation; the vulnerability of our operational or security systems or infrastructure, the systems of third-party vendors or other service providers with whom we contract, and our customers to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and data/security breaches and the cost to defend against and respond to such incidents; increased data security risks due to work from home arrangements and email vulnerability; failure to safeguard personal information, and any resulting litigation; the effect of a fall in stock market prices on our brokerage and wealth management businesses; the emergence or continuation of widespread health emergencies or pandemics; potential judgments, orders, settlements, penalties, fines and reputational damage resulting from pending or future litigation and regulatory investigations, proceedings and enforcement actions; and our ability to manage the risks involved in the foregoing. In addition, due to the rapidly evolving and changes in U.S. trade policies and practices, the amount and duration of any tariffs and their ultimate impact on us, our customers, financial markets, and the overall U.S. and global economies is currently uncertain. Nonetheless, prolonged uncertainty, elevated tariff levels or their wide-spread use in U.S. trade policy could weaken economic conditions and adversely impact the ability of borrowers to repay outstanding loans or the value of collateral securing these loans or adversely affect financial markets. There can be no assurance that future developments affecting us will be the same as those anticipated by management. Additional factors that could cause results to differ materially from those described above can be found in our filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” Section of TriCo’s Annual Report on Form 10-K for the year ended December 31, 2024, Such filings are also available in the “Investor Relations” section of our website, https://www.tcbk.com/investor-relations. Annualized, pro forma, projections and estimates are not forecasts and may not reflect actual results. We undertake no obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

TriCo Bancshares—Condensed Consolidated Financial Data (unaudited)

(dollars in thousands, except per share data)	Three months ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Revenue and Expense Data
Interest income	$119,987	$116,361	$114,077	$116,842	$117,347
Interest expense	30,432	29,842	31,535	32,752	34,736
Net interest income	89,555	86,519	82,542	84,090	82,611
Provision for credit losses	670	4,665	3,728	1,702	220
Noninterest income:
Service charges and fees	13,751	13,650	12,678	13,115	12,782
(Loss) gain on sale or exchange of investment securities	(2,124)	4	(1,146)	—	2
Other income	6,380	3,436	4,541	3,160	3,711
Total noninterest income	18,007	17,090	16,073	16,275	16,495
Noninterest expense:
Salaries and benefits	37,729	38,286	36,855	35,326	35,550
Occupancy and equipment	5,657	5,389	5,361	5,570	5,565
Data processing and network	6,749	6,802	6,909	7,284	6,970
Other noninterest expense	10,289	10,654	10,460	11,595	11,402
Total noninterest expense	60,424	61,131	59,585	59,775	59,487
Total income before taxes	46,468	37,813	35,302	38,888	39,399
Provision for income taxes	12,449	10,271	8,939	9,854	10,348
Net income	$34,019	$27,542	$26,363	$29,034	$29,051
Share Data
Basic earnings per share	$1.04	$0.84	$0.80	$0.88	$0.88
Diluted earnings per share	$1.04	$0.84	$0.80	$0.88	$0.88
Dividends per share	$0.36	$0.33	$0.33	$0.33	$0.33
Book value per common share	$40.12	$38.92	$38.17	$37.03	$37.55
Tangible book value per common share (1)	$30.61	$29.40	$28.73	$27.60	$28.09
Shares outstanding	32,506,880	32,550,264	32,892,488	32,970,425	33,000,508
Weighted average shares	32,542,401	32,757,378	32,952,541	32,993,975	32,992,855
Weighted average diluted shares	32,723,358	32,935,750	33,129,161	33,161,715	33,136,858
Credit Quality
Allowance for credit losses to gross loans	1.78%	1.79%	1.88%	1.85%	1.85%
Loans past due 30 days or more	$45,712	$42,965	$44,753	$32,711	$37,888
Total nonperforming loans	$65,647	$64,783	$54,854	$44,096	$41,636
Total nonperforming assets	$71,077	$67,466	$57,539	$46,882	$44,400
Loans charged-off	$737	$8,595	$374	$722	$444
Loans recovered	$123	$102	$768	$516	$367
Selected Financial Ratios
Return on average total assets	1.36%	1.13%	1.09%	1.19%	1.20%
Return on average equity	10.47%	8.68%	8.54%	9.30%	9.52%
Average yield on loans	5.75%	5.76%	5.71%	5.78%	5.83%
Average yield on interest-earning assets	5.25%	5.21%	5.15%	5.22%	5.26%
Average rate on interest-bearing deposits	1.99%	1.97%	2.06%	2.15%	2.23%
Average cost of total deposits	1.39%	1.37%	1.43%	1.46%	1.52%
Average cost of total deposits and other borrowings	1.38%	1.37%	1.46%	1.50%	1.59%
Average rate on borrowings & subordinated debt	5.49%	5.84%	5.68%	5.80%	5.83%
Average rate on interest-bearing liabilities	2.05%	2.05%	2.18%	2.27%	2.40%
Net interest margin (fully tax-equivalent) (1)	3.92%	3.88%	3.73%	3.76%	3.71%
Loans to deposits	84.07%	83.08%	83.13%	83.69%	83.16%
Efficiency ratio	56.18%	59.00%	60.42%	59.56%	60.02%
Supplemental Loan Interest Income Data
Discount accretion on acquired loans	$996	$1,247	$1,995	$1,129	$1,018
All other loan interest income (1)	$100,008	$97,448	$93,383	$96,563	$97,067
Total loan interest income (1)	$101,004	$98,695	$95,378	$97,692	$98,085

(1) Non-GAAP measure

TriCo Bancshares—Condensed Consolidated Financial Data (unaudited)

(dollars in thousands, except per share data)
Balance Sheet Data	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Cash and due from banks	$298,820	$314,268	$308,250	$144,956	$320,114
Securities, available for sale, net	1,743,437	1,818,032	1,854,998	1,907,494	1,981,960
Securities, held to maturity, net	95,446	101,672	106,868	111,866	117,259
Restricted equity securities	17,250	17,250	17,250	17,250	17,250
Loans held for sale	2,785	1,577	2,028	709	1,995
Loans:
Commercial real estate	4,793,394	4,730,732	4,634,446	4,577,632	4,487,524
Consumer	1,293,909	1,288,691	1,279,878	1,281,059	1,283,963
Commercial and industrial	453,221	467,564	457,189	471,271	484,763
Construction	298,774	304,920	298,319	279,933	276,095
Agriculture production	162,338	161,457	144,588	151,822	144,123
Leases	5,188	5,629	6,354	6,806	7,423
Total loans, gross	7,006,824	6,958,993	6,820,774	6,768,523	6,683,891
Allowance for credit losses	(124,571)	(124,455)	(128,423)	(125,366)	(123,760)
Total loans, net	6,882,253	6,834,538	6,692,351	6,643,157	6,560,131
Premises and equipment	70,509	70,092	70,475	70,287	70,423
Cash value of life insurance	136,391	135,520	134,678	140,149	139,312
Accrued interest receivable	32,126	32,534	32,536	34,810	33,061
Goodwill	304,442	304,442	304,442	304,442	304,442
Other intangible assets	4,953	5,435	5,918	6,432	7,462
Operating leases, right-of-use	25,917	22,158	22,806	23,529	24,716
Other assets	264,507	266,465	266,999	268,647	245,765
Total assets	$9,878,836	$9,923,983	$9,819,599	$9,673,728	$9,823,890
Deposits:
Noninterest-bearing demand deposits	$2,544,306	$2,559,788	$2,539,109	$2,548,613	$2,547,736
Interest-bearing demand deposits	1,836,550	1,826,041	1,778,615	1,758,629	1,708,726
Savings deposits	2,847,168	2,879,212	2,777,840	2,657,849	2,690,045
Time certificates	1,106,437	1,110,768	1,109,768	1,122,485	1,090,584
Total deposits	8,334,461	8,375,809	8,205,332	8,087,576	8,037,091
Accrued interest payable	8,241	10,172	9,685	11,501	11,664
Operating lease liability	27,683	23,965	24,657	25,437	26,668
Other liabilities	145,869	128,162	131,478	137,506	141,521
Other borrowings	17,039	17,788	91,706	89,610	266,767
Junior subordinated debt	41,238	101,264	101,222	101,191	101,164
Total liabilities	8,574,531	8,657,160	8,564,080	8,452,821	8,584,875
Common stock	685,594	685,489	692,500	693,462	693,176
Retained earnings	723,668	702,690	693,383	679,907	662,816
Accumulated other comprehensive loss, net of tax	(104,957)	(121,356)	(130,364)	(152,462)	(116,977)
Total shareholders’ equity	$1,304,305	$1,266,823	$1,255,519	$1,220,907	$1,239,015
Quarterly Average Balance Data
Average loans	$6,971,860	$6,878,186	$6,776,188	$6,720,732	$6,690,326
Average interest-earning assets	$9,090,900	$8,973,959	$9,007,447	$8,932,077	$8,892,223
Average total assets	$9,900,675	$9,778,834	$9,808,216	$9,725,643	$9,666,979
Average deposits	$8,361,600	$8,222,982	$8,195,793	$8,118,663	$8,020,936
Average borrowings and subordinated debt	$88,972	$123,943	$190,666	$196,375	$276,418
Average total equity	$1,289,535	$1,273,092	$1,251,994	$1,241,522	$1,214,510
Capital Ratio Data
Total risk-based capital ratio	15.1%	15.6%	15.8%	15.7%	15.6%
Tier 1 capital ratio	13.9%	13.9%	14.1%	14.0%	13.8%
Tier 1 common equity ratio	13.4%	13.1%	13.3%	13.2%	13.1%
Tier 1 leverage ratio	11.7%	11.8%	11.7%	11.7%	11.6%
Tangible capital ratio (1)	10.4%	10.0%	9.9%	9.7%	9.7%

(1) Non-GAAP measure

TriCo Bancshares—Non-GAAP Financial Measures (unaudited)
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this press release because it believes that they provide useful and comparative information to assess trends in the Company's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

	Three months ended			Nine months ended
(dollars in thousands)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Net interest margin
Acquired loans discount accretion, net:
Amount (included in interest income)	$996	$1,247	$1,018	$4,238	$3,200
Effect on average loan yield	0.06%	0.08%	0.06%	0.08%	0.06%
Effect on net interest margin (FTE)	0.04%	0.06%	0.05%	0.06%	0.05%
Net interest margin (FTE)	3.92%	3.88%	3.71%	3.84%	3.69%
Net interest margin less effect of acquired loan discount accretion (Non-GAAP)	3.88%	3.82%	3.66%	3.78%	3.64%

	Three months ended			Nine months ended
(dollars in thousands)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Pre-tax pre-provision return on average assets or equity
Net income (GAAP)	$34,019	$27,542	$29,051	$87,924	$85,834
Exclude provision for income taxes	12,449	10,271	10,348	31,659	30,382
Exclude provision for credit losses	670	4,665	220	9,063	4,930
Net income before provisions for income taxes and credit losses (Non-GAAP)	$47,138	$42,478	$39,619	$128,646	$121,146

Average assets (GAAP)	$9,900,675	$9,778,834	$9,666,979	$9,829,580	$9,767,965
Average equity (GAAP)	$1,289,535	$1,273,092	$1,214,510	$1,271,678	$1,186,245

Return on average assets (GAAP) (annualized)	1.36%	1.13%	1.20%	1.20%	1.17%
Pre-tax pre-provision return on average assets (Non-GAAP) (annualized)	1.89%	1.74%	1.63%	1.75%	1.66%
Return on average equity (GAAP) (annualized)	10.47%	8.68%	9.52%	9.24%	9.67%
Pre-tax pre-provision return on average equity (Non-GAAP) (annualized)	14.50%	13.38%	12.98%	13.53%	13.64%

	Three months ended			Nine months ended
(dollars in thousands)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Return on tangible common equity
Average total shareholders' equity	$1,289,535	$1,273,092	$1,214,510	$1,271,678	$1,186,245
Exclude average goodwill	304,442	304,442	304,442	304,442	304,442
Exclude average other intangibles	5,259	5,743	8,093	5,741	9,098
Average tangible common equity (Non-GAAP)	$979,834	$962,907	$901,975	$961,495	$872,705

Net income (GAAP)	$34,019	$27,542	$29,051	$87,924	$85,834
Exclude amortization of intangible assets, net of tax effect	339	340	725	1,041	2,175
Tangible net income available to common shareholders (Non-GAAP)	$34,358	$27,882	$29,776	$88,965	$88,009

Return on average equity (GAAP) (annualized)	10.47%	8.68%	9.52%	9.24%	9.67%
Return on average tangible common equity (Non-GAAP)	13.91%	11.61%	13.13%	12.37%	13.47%

	Three months ended
(dollars in thousands)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Tangible shareholders' equity to tangible assets
Shareholders' equity (GAAP)	$1,304,305	$1,266,823	$1,255,519	$1,220,907	$1,239,015
Exclude goodwill and other intangible assets, net	309,395	309,877	310,360	310,874	311,904
Tangible shareholders' equity (Non-GAAP)	$994,910	$956,946	$945,159	$910,033	$927,111

Total assets (GAAP)	$9,878,836	$9,923,983	$9,819,599	$9,673,728	$9,823,890
Exclude goodwill and other intangible assets, net	309,395	309,877	310,360	310,874	311,904
Total tangible assets (Non-GAAP)	$9,569,441	$9,614,106	$9,509,239	$9,362,854	$9,511,986

Shareholders' equity to total assets (GAAP)	13.20%	12.77%	12.79%	12.62%	12.61%
Tangible shareholders' equity to tangible assets (Non-GAAP)	10.40%	9.95%	9.94%	9.72%	9.75%

	Three months ended
(dollars in thousands)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Tangible common shareholders' equity per share
Tangible shareholders' equity (Non-GAAP)	$994,910	$956,946	$945,159	$910,033	$927,111

Common shares outstanding at end of period	32,506,880	32,550,264	32,892,488	32,970,425	33,000,508

Common shareholders' equity (book value) per share (GAAP)	$40.12	$38.92	$38.17	$37.03	$37.55
Tangible common shareholders' equity (tangible book value) per share (Non-GAAP)	$30.61	$29.40	$28.73	$27.60	$28.09